Exhibit 23.1

Consent of Elliott Davis, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Independence Bancshares, Inc.
Greenville, South Carolina

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the 2005 Stock Incentive Plan and the 2013 Equity Incentive Plan (File nos. 333-145095, 333-190839 and 333-190024) of Independence Bancshares, Inc., relating to our audits of the consolidated balance sheets of Independence Bancshares, Inc. and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, which appear in this Annual Report on Form 10-K of Independence Bancshares, Inc. for the year ended December 31, 2013.

/s/

Greenville, South Carolina
March 31, 2014